UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gorkuscha, Mischa
   P.O. Box 25848
   Oklahoma City, OK  73125
   USA
2. Issuer Name and Ticker or Trading Symbol
   Liberty Bancorp, Inc.
   LBNA
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   May, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President and CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |5-28-9|M   | |5,192             |A  |28.875     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5-28-9|M   | |17,000            |A  |34.75      |65,920             |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |6,611              |I     |By ESOP Trust              |
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Common Stock               |      |    | |                  |   |           |560                |I     |Self as Custodian          |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |28.875  |5-28-|M   | |5,192      |D  |3-31-|12-16|Common Stock|5,192  |       |0           |D  |            |
(Right to Buy)        |        |97   |    | |           |   |97   |-02  |            |       |       |            |   |            |
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Employee Stock Option |34.75   |5-28-|M   | |17,000     |D  |3-31-|7-19-|Common Stock|17,000 |       |0           |D  |            |
(Right to Buy)        |        |97   |    | |           |   |97   |05   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
[1] Reporting Person is deemed to own shares held in custodial accounts for the benefit of Reporting Person's two minor children who reside with
Reporting Person.
SIGNATURE OF REPORTING PERSON
/s/Mischa Gorksucha
DATE
6-3-97